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
BT SECURITIES CORPORATION                    CS FIRST BOSTON                DONALDSON, LUFKIN & JENRETTE
ONE BANKERS TRUST PLAZA               LEVERAGED FINANCE DEPARTMENT                SECURITIES CORPORATION
130 LIBERTY STREET                          55 E. 52ND STREET                               140 BROADWAY
NEW YORK, NEW YORK 10006                NEW YORK, NEW YORK 10055                NEW YORK, NEW YORK 10005
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                                   TO TENDER

                                      AND

                   TO CONSENT TO CERTAIN INDENTURE AMENDMENTS
                              WITH RESPECT TO THE
                          10.45% SENIOR NOTES DUE 2000
                                    AND THE
                   13.75% SENIOR SUBORDINATED NOTES DUE 2001

                                       OF

                         FOOD 4 LESS SUPERMARKETS, INC.
                                PURSUANT TO THE

          PROSPECTUS AND SOLICITATION STATEMENT DATED JANUARY 25, 1995



THE EXCHANGE OFFERS AND THE SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 22, 1995, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF 10.45% SENIOR NOTES DUE 2000 AND 13.75% SENIOR SUBORDINATED NOTES DUE 2001 MAY ONLY BE WITHDRAWN AND THE CORRESPONDING CONSENTS MAY ONLY BE REVOKED, UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS AND SOLICITATION STATEMENT AND THE CONSENT AND LETTER OF TRANSMITTAL.



                                                                January 25, 1995


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:


     We have been appointed by Food 4 Less, Inc., Food 4 Less Holdings, Inc., Food 4 Less Supermarkets, Inc. ( "Food 4 Less") and its subsidiaries to act as the Dealer Managers in connection with Food 4 Less' offer, upon the terms and subject to the conditions set forth in the Prospectus and Solicitation Statement dated January 25, 1995 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Consent and Letter of Transmittal and instructions contained therein (the "Letter of Transmittal"), to (i) holders of 10.45% Senior Notes Due 2000 of Food 4 Less (the "Old F4L Senior Notes") to exchange for each $1,000 principal amount of Old F4L Senior Notes $1,000 principal amount of new Senior Notes due 2004 (the "New F4L Senior Notes") plus $5.00 in cash (the "F4L Senior Exchange Payment"), plus accrued and unpaid interest to the date of the exchange (the "F4L Senior Exchange Offer") and (ii) holders of the 13.75% Senior Subordinated Notes Due 2001 of Food 4 Less (the "Old F4L Senior Subordinated Notes" and, together with the Old F4L Senior Notes, the "Old F4L Notes") to exchange for each $1,000 principal amount of Old F4L Senior Subordinated Notes $1,000 principal amount of new 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes") plus $20.00 in cash (the "F4L Senior Subordinated Exchange Payment," and, together with the F4L Senior Exchange Payment, the "Exchange Payment"), plus accrued and unpaid interest to the date of the exchange (the "F4L Senior Subordinated Exchange Offer," and together with the F4L Senior Exchange Offer, the "Exchange Offers" and referred to herein individually as the applicable "Exchange Offer," as the case may be). Food 4 Less is also soliciting (the "Solicitation") consents (the "Consents") from holders of the Old F4L Notes ("Noteholders") to certain proposed amendments (the "Proposed Amendments") to the respective indentures under which the Old F4L Notes were issued (as described in the Prospectus under the captions "The Proposed Amendments," "Appendix
A -- Comparison of Old F4L Senior Notes and New F4L Senior Notes" and "Appendix B -- Comparison of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes"). Upon consummation of the Exchange Offers and the Solicitation, Food 4 Less will deliver New F4L Notes and make payments in cash (including accrued interest in cash on the Old F4L Notes and the corresponding Exchange Payment) to the holders of Old F4L

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Notes whose Old F4L Notes are accepted by Food 4 Less pursuant to the applicable
Exchange Offer. Unless otherwise indicated, references herein to the Exchange Offers shall be deemed to include the Solicitation.

     THE EXCHANGE OFFERS AND THE SOLICITATION ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF OLD F4L NOTES FOR EXCHANGE BE ACCEPTED FROM OR ON BEHALF OF) NOTEHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF SUCH EXCHANGE OFFERS OR THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

     Enclosed herewith are copies of the following documents:

          1.  The Prospectus and Solicitation Statement;

          2. The Consent and Letter of Transmittal for your use and for the information of your clients, together with guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;


          3. Notice of Guaranteed Delivery to be used to accept the applicable Exchange Offer and the Solicitation if the Old F4L Notes and all other required documents cannot be delivered to the Exchange Agent on or prior to the Expiration Date;


          4. A form of letter which may be sent to your clients for whose account you hold the Old F4L Notes in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offers and the Solicitation;

          5. A return envelope addressed to the Exchange Agent; and


          6. A letter from the Chairman and Chief Executive Officer of Food 4 Less.



     PLEASE NOTE THAT THE EXCHANGE OFFERS AND THE SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 22, 1995 UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.


     Food 4 Less will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers) for soliciting tenders of the Old F4L Notes pursuant to the Exchange Offers and the Solicitation. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Additional copies of the enclosed documents may be obtained from the Dealer Managers or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the enclosed Prospectus.

                           BT SECURITIES CORPORATION
                          CS FIRST BOSTON CORPORATION

              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION



     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF FOOD 4 LESS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR THE DEALER MANAGERS OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS OR THE SOLICITATION NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.